Exhibit 99.1


    RONSON CORPORATION ANNOUNCES EXECUTION OF LETTER OF INTENT TO DIVEST ITS CONSUMER PRODUCTS DIVISION AND FURTHER EXTENSION OF LENDER FORBEARANCE AGREEMENT

Woodbridge, N.J., July 22, 2009 - Ronson Corporation (the "Company") (OTC:RONC.PK) announced that it has executed a non-binding letter of intent to sell substantially all of the assets of its wholly-owned subsidiaries, Ronson Consumer Products Corporation and Ronson Corporation of Canada Ltd. (together "Ronson Consumer Products"), as well as the related intellectual property owned by Ronson Corporation, to a European manufacturer of pocket and utility lighters. Ronson Consumer Products manufactures and markets packaged fuels and flints and lighters and torches. Details and financial terms are not being announced at this time pending negotiation of definitive documentation, which is subject, among other things, to the satisfactory completion of the purchaser's due diligence review of Ronson Consumer Products. In addition to definitive documentation, the consummation of the transaction would be subject to final approval by the parties' boards of directors and approval by the Company's shareholders, receipt of required third-party consents and various other customary conditions.

The Company also announced that its primary lender, Wells Fargo Bank, National Association, has further extended its moratorium during which the bank will not assert rights relating to existing events of default through July 31, 2009, or such earlier date permitted under the Company's agreement with the bank. During the extended moratorium, Wells Fargo will continue to provide advances under the Company's revolving credit line, in amounts of up to $2,500,000, in addition to an overadvance facility of $750,000. As previously announced by the Company, Wells Fargo has further agreed to extend the moratorium and to increase its overadvance facility if additional conditions are satisfied relating to the divestiture of either the Company's consumer products division or its aviation division.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320